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                                                                     Exhibit 5
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                                March 18, 1996



Board of Directors
Pioneer Financial Services, Inc.
1750 East Golf Road
Suite 150
Schaumburg, Illinois 60173

Re:  Registration Statement on Form S-3
     File No.: 333-1119
     ------------------

Dear Board Members:

     You have requested our opinion in connection with the above-referenced registration statement (the "Registration Statement") which has been filed with the Securities and Exchange Commission by Pioneer Financial Services, Inc. (the "Company"). The Registration Statement relates to the proposed public offering by the Company of up to $74,500,000 principal amount of Convertible Subordinated Notes Due 2003 (the "Notes") ($9,750,000 principal amount of which are subject to an over-allotment option granted by the Company to the Underwriters of the proposed offering), the shares of Common Stock, par value $1.00 per share, of the Company (the "Common Stock") into which the Notes are convertible and the Rights to Acquire Series A Junior Preferred Stock issuable in connection therewith (the "Rights").

     In arriving at the opinion expressed below, we have examined the Registration Statement, the form of Indenture between the Company and The First National Bank of Chicago, as trustee (the "Indenture") and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In addition, we have examined and relied, to the extent we deem proper, on certificates of officers of the Company as to factual matters, and on the originals or copies certified or otherwise identified to our satisfaction, of
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Board of Directors
March 18, 1996
Page Two


all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

          Based on the foregoing, we are of the opinion that:

          (1) The Notes, when and if the terms thereof are duly determined by the Pricing Committee of the Board of Directors of the Company and such Notes are issued and sold pursuant to the terms and conditions set forth in the Registration Statement, will be legally issued and will constitute valid and binding obligations of the Company.

          (2) The shares of Common Stock into which the Notes are convertible, when and if issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable and the Rights issuable in connection therewith, when and if issued in connection with the Common Stock, will be legally issued and will constitute valid and binding obligations of the Company.

     Members of our firm are admitted to the practice of law in the State of Illinois and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Illinois, the General Corporation Law of the State of Delaware and the laws of the United States of America. We hereby consent to the references to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,



                              McDermott, Will & Emery